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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
The Rouse Company:

We consent to the incorporation by reference in the Registration Statement (No. 2-83612) on Form S-8 of The Rouse Company of our report dated June 21, 2002, relating to the statements of net assets available for plan benefits of The Rouse Company Savings Plan as of December 31, 2001 and 2000, the related statements of changes in net assets available for plan benefits for the years then ended and the related schedule for the year ended December 31, 2001, which report appears elsewhere in this Form 11-K/A.

                      /s/ KPMG LLP

                      KPMG LLP

Baltimore, Maryland
June 28, 2002

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  Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS